Exhibit 10.5

THE ELMET GROUP CO.
EXECUTIVE SEVERANCE POLICY

Effective Date: April 17, 2026

Approved By: Board of Directors

1. Purpose

The purpose of this Executive Severance Policy (this “Policy”) is to provide a consistent framework for severance and certain related benefits for selected executives of The Elmet Group Co. and its subsidiaries in the event of specified terminations of employment that are not related to a Change in Control.

2. Covered Executives

This Policy applies only to those executives who are (i) engaged in a role with the title of “Director” or above, and (ii) expressly designated by the Board of Directors or the Compensation Committee to participate (each such executive, a “Covered Executive”). Covered Executives shall be limited to a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301, and 404.

No employee shall be eligible for benefits under this Policy unless and until such employee has been designated as a Covered Executive by formal action of the Board of Directors or the Compensation Committee.

3. Nature of Policy

This Policy is a board-approved compensation policy. It is not an employment agreement and does not create a contract of employment, a guarantee of continued employment, or any right to continued service for any period of time.

Nothing in this Policy alters the at-will employment status of any Covered Executive.

4. Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

(a)	“Accrued Items” means (i) unpaid Base Salary through the Termination Date, (ii) accrued but unused vacation or paid time off, to the extent payable under Company policy or applicable law, and (iii) vested benefits under the Company’s applicable benefit plans.

(b)	“Base Salary” means the Covered Executive’s annual base salary rate in effect immediately prior to the Termination Date, excluding bonuses, commissions, equity compensation, benefits, and other incentive or supplemental compensation.

(c)	“Board” means the Board of Directors of The Elmet Group Co.

(d)	“Cause” means termination of a Covered Executive’s employment by the Company based on one or more of the following, as determined by the Company in good faith:

(i)	willful misconduct or gross negligence in the performance of duties;

(ii)	conviction of, or plea of guilty or nolo contendere to, a felony or to a crime involving fraud, dishonesty, or moral turpitude;

(iii)	material violation of Company policy, including the Company’s code of conduct or similar policy;

(iv)	material breach of any confidentiality, noncompetition, nonsolicitation, invention assignment, or similar obligation owed to the Company; or

(v)	continued failure or refusal to perform lawful duties after written notice and a reasonable opportunity to cure, if cure is reasonably possible.

(e)	“Change in Control” shall have the meaning set forth in the Company’s Executive Change in Control Severance Policy, as in effect from time to time.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Company” means The Elmet Group Co. and its direct and indirect subsidiaries.

(h)	“Compensation Committee” means the compensation committee of the Board, or such other committee of the Board authorized to administer this Policy.

(i)	“Disability” means a Covered Executive’s inability to perform the essential duties of his or her position, with or without reasonable accommodation, for such period as would permit the Company to terminate employment under applicable law and Company policy.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)	“Plan Administrator” means the Compensation Committee, or, if the Board so determines, another committee of the Board or person designated by the Board to administer the Policy.

(l)	“Post-Employment Restrictive Covenants and other Obligations” means the restrictive covenant and other obligations applicable to a Covered Executive and contained in the Covered Executive’s employment agreement or any other Company agreement or policy, including the provisions governing confidentiality, non-solicitation of customers and other business relations, non-solicitation of employees, non-disparagement, non-competition, intellectual property developments, and cooperation.

(m)	“Release” means the waiver and release of claims substantially in the form attached hereto as Exhibit A.

(n)	“Release Effective Date” means the date that the Release becomes effective and irrevocable.

(o)	“Retirement” means a termination of employment that qualifies as a Separation from Service that is affirmatively designated by the Company in writing as a retirement for purposes of this Policy.

(p)	“Separation from Service” means a “separation from service” within the meaning of Code Section 409A.

(q)	“Termination Date”means the date a Covered Executive’s employment with the Company ceases.

5. Severance Upon Involuntary Termination Without Cause

If a Covered Executive’s employment is terminated by the Company without Cause, and such termination does not qualify for benefits under the Company’s Executive Change in Control Severance Policy, then the Covered Executive shall be eligible to receive the benefits described in this Section 5, subject to Sections 10 through 21 of this Policy.

(a) Chief Executive Officer

(i)	cash severance equal to one times Base Salary;

(ii)	a prorated annual bonus for the year of termination, based on actual performance; and

(iii)	To the extent the Chief Executive Officer timely elects benefit continuation under COBRA, an amount equal to the aggregate amount of the full premium (i.e., the Covered Executive’s and the Company’s portion) for benefit coverage continuation under COBRA as provided under the Company’s group health plans in effect for the Covered Executive and his or her eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Termination Date for a period of twelve months.

(b) Other Covered Executives

(i)	cash severance equal to one-half times Base Salary;

(ii)	a prorated annual bonus for the year of termination, based on actual performance; and

(iii)	To the extent the other Covered Executive timely elects benefit continuation under COBRA, an amount equal to the aggregate amount of the full premium (i.e., the Covered Executive’s and the Company’s portion) for benefit coverage continuation under COBRA as provided under the Company’s group health plans in effect for the Covered Executive and his or her eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Termination Date for a period of six months.

6. Equity Treatment Upon Involuntary Termination Without Cause

Except as otherwise provided under the terms of an applicable equity award agreement or equity plan:

(a)	all unvested time-based equity awards under any Company equity plan shall be forfeited as of the Termination Date; and

(b)	subject to Sections 11 and 14, outstanding performance-based awards, shall accelerate and vest and become exercisable, to the extent applicable, as of the Release Effective Date, on a prorated basis and be paid based on target performance, at the time determined under the applicable award agreement or plan, but in all cases within 74 days of the Covered Executive’s Termination Date.

7. Death

If a Covered Executive’s employment terminates due to death, the Covered Executive’s estate or beneficiaries shall be entitled only to:

(a)	the Accrued Items; and

(b)	subject to Sections 11 and 14, the acceleration of vesting and exercisability, if applicable, of outstanding unvested equity awards held by the Covered Executive as of the date of death, to the extent permitted under the applicable equity award agreement and plan. To the extent applicable, accelerated equity awards shall be settled within 74 days of the Covered Executive’s death.

The Plan Administrator shall provide a beneficiary designation form for each Covered Executive.

8. Disability

If a Covered Executive’s employment terminates due to Disability, the Covered Executive shall be entitled only to:

(a)	the Accrued Items; and

(b)	subject to Sections 11 and 14, the acceleration of vesting and exercisability, if applicable, of outstanding unvested equity awards held by the Covered Executive as of the date of Disability, to the extent permitted under the applicable equity award agreement and plan. To the extent applicable, accelerated equity awards shall be settled within 74 days of the Covered Executive’s Disability.

9. Retirement

If a Covered Executive’s employment terminates due to Retirement, the Covered Executive shall be entitled only to:

(a)	the Accrued Items; and

(b)	subject to Sections 11 and 14, prorated vesting, exercisability, if applicable, and payout of performance-based equity awards as of the date of Retirement, based on target performance, to the extent provided under the applicable award agreement and plan. To the extent applicable, accelerated equity awards shall be settled within 74 days of the Covered Executive’s Retirement.

All other unvested equity shall be forfeited except to the extent otherwise required by the terms of the applicable equity award agreement, plan, or applicable law.

10. No Benefits Upon Termination for Cause

If a Covered Executive’s employment is terminated for Cause, the Covered Executive shall not be entitled to any severance or other benefits under this Policy, except for the Accrued Items.

All unvested equity shall be forfeited as of the Covered Executive’s Termination Date except to the extent otherwise required by the terms of the applicable equity award agreement, plan, or applicable law.

11. Conditions

As a condition to receiving any benefits under this Policy other than the Accrued Items, the Covered Executive must:

(a)	execute, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following the Covered Executive’s Termination Date, the Release, and the applicable revocation period set forth in such release must expire. For the avoidance of doubt, the Release shall supersede and replace in its entirety, any other release required to be executed under any employment agreement or other arrangement with the Covered Exeecutive.

(b)	agree to execute a resignation letter stating that effective as of the Covered Executive’s Termination Date, or such earlier date as required or requested by the Company, the Covered Executive resigns as any officer or director position with the Company or any of its affiliates of which he or she is a member and/or to which he or she has been appointed.

(c)	reaffirm his or her agreement to abide by the Post-Employment Restrictive Covenants and Other Obligations.

12. Payment of Cash Severance and COBRA

The amounts contemplated under Section 5(a)(i) and 5(b)(i) and Section 5(a)(iii) and 5(b)(iii) shall be paid in accordance with the Company’s regular pay schedule in substantially equal installments over a period of twelve months for the Chief Executive Officer and six months for any other Covered Excutive, as applicable, following the Covered Executive’s Termination Date. The payments described above will be subject to Sections 11 and 14 of this Policy. Any payments wil commence in the next pay period following the Release Effective Date and will include a lump sum for any payments for any payroll periods from the Termination Date through the Release Effective Date.

13. Bonus Payment Timing

The amounts contemplated under Section 5(a)(ii) and 5(b)(ii) shall be payable at the time annual bonuses are otherwise paid to similarly situated executives, but in all cases by the March 15th of the calendar year following the calendar year in which the applicable Covered Executive incurs a Separation from Service. The payments described above will be subject to Sections 11 and 14 of this Policy. Any payments will commence only following the Release Effective Date.

14. Section 409A

This Policy is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted and administered accordingly.

This Policy shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under this Policy may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption, including to the maximum extent possible, exemptions for separation pay due to a Separation from Service and/or short-term deferrals. Any payments provided under this Policy to be made upon a Covered Executive’s termination of employment with the Company that constitute deferred compensation that is subject to Code Section 409A shall only be made if such termination of service constitutes a Separation from Service. Each installment payment provided under this Policy shall be treated as a separate identified payment for purposes of Code Section 409A. The Company makes no representations or warranties that the payments provided under this Policy comply with, or are exempt from, Code Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Covered Executive on account of non-compliance with Code Section 409A. If a Covered Executive is a “specified employee” under Code Section 409A at his or her Termination Date, any payments to be made upon the Covered Executive’s Separation from Service that constitute deferred compensation subject to Code Section 409A and that are scheduled to be made within six months following the Covered Executive’s Termination Date shall be delayed, without interest, and paid in a lump sum on the earlier of (i) the first payroll date to occur following the six-month anniversary of the Covered Executive’s Termination Date, or (ii) the Covered Executive’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule.

15. Administration

This Policy shall be administered by the Plan Administrator. The Plan Administrator shall have full authority to interpret and administer this Policy, to make determinations under this Policy, and to resolve any ambiguity or inconsistency in good faith. The Plan Administrator may delegate day-to-day administrative responsibilities under this Policy to the Chief Human Resources Officer or such other officer or officers as it deems appropriate, to the extent permitted by applicable law and the Plan Administrator’s charter.

16. Amendment or Termination

The Board or the Compensation Committee may amend, modify, suspend, or terminate this Policy at any time.

No amendment, modification, suspension, or termination shall reduce or eliminate benefits that became payable as a result of a qualifying termination that occurred prior to the effective date of such amendment, modification, suspension, or termination.

17. No Duplication of Benefits

The Company does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under this Policy shall be reduced by any severance benefits to which the Covered Executive would otherwise be entitled under the Covered Executive’s employment agreement, or any general severance policy or plan maintained by the Company that provides severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under this Policy). The severance payments and benefits to which a Covered Executive is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Covered Executive may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act). Any such reductions or offsets in severance benefits shall be made in a manner what complies with Code Section 409A.

18. Withholding

All payments and benefits under this Policy shall be subject to applicable tax withholding and authorized deductions.

19. No Duty to Mitigate

A Covered Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Policy by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Covered Executive in any subsequent employment.

20. Governing Law

This Policy shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles, except to the extent superseded by applicable federal law.

21. Claims, Inquiries, Appeals

Applications for Benefits and Inquiries

Any application for benefits, inquiries about the Policy or inquiries about present or future rights under the Policy must be submitted to the claims administrator in writing, as follows:

Claims Administrator

The Elmet Group Co.
2 Portland Fish Pier, Suite 214
Portland Maine, ME 04101

Denial of Claims

In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Covered Executive, and will include specific reasons for the denial, specific references to the Policy provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review and an explanation of the Policy’s review procedure.

This written notice will be given to the Covered Executive within thirty (30) days after the claims administrator receives the application, unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional thirty (30) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial thirty (30) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

Request for Review

Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but without any obligation to do so) appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:

Claims Administrator

The Elmet Group Co.
2 Portland Pier, Suite 214
Portland, ME 04101

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

Decision on Review

The Plan Administrator will act on each request for review within twenty (20) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional twenty (20) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial twenty (20) day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Policy provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this paragraph, the application will be deemed denied on review.

Rules and Procedures

The Plan Administrator may establish rules and procedures, consistent with the Policy and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Exhaustion of Remedies

No claim for benefits under the Policy may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by this Section 21, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed above).

Final Dispute Resolution; Limitations on Legal Action

Any and all claims and disputes under this Policy (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Policy, and any pendant state claims if not otherwise preempted by ERISA) must follow the claims procedures described herein, before a claimant may take action in any other forum regarding a claim for benefits under the Policy. Furthermore, any action initiated by a claimant under the Policy must be brought within one (1) year of a final determination on the claim for benefits under these claims procedures or the claimant’s benefit claim will be deemed permanently waived and abandoned and the claimant will be precluded from reasserting it. Further, after following the claims procedures described above, the following provisions apply to any further disputes, claims, questions or disagreements that may arise regarding this Policy:

In the event of any such further dispute, claim, question or disagreement arising out of or relating to this Policy, the parties shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

If the parties do not reach a resolution within a period of thirty (30) days, then such unresolved dispute, claim, question or disagreement, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of Maine or such other location as may be mutually agreed by the parties.

All awards made by all or a majority of the arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. Any such award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this Policy evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement and proceedings pursuant to this section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Policy pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

By agreeing to binding arbitration, a Covered Executive must waive his or her right to a jury trial. The claims covered by this Section 21 include any statutory claims regarding a Covered Executive’s employment or termination of his or her employment, including without limitation, claims regarding workplace discrimination.

Attorneys’ Fees - In the event of any dispute under this Policy, the arbitrator(s) or court may award attorneys’ fees.

EXHIBIT A

GENERAL RELEASE

1. Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of The Elmet Group Co. (the “Company”) and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act.

2. Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under the Company’s Executive Severance or Change in Control Executive Severance Policies, with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company or as a holder of any securities of the Company, (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

3. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the undersigned acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4. Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

5. No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the ADEA.

6. No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

7. OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

a.	the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

b.	the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

c.	the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

d.	the Company advises the undersigned to consult with an attorney prior to executing this Release;

e.	the undersigned has been given at least [21]-days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and

f.
the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Eastern time] on the seventh day after this Release is executed by the undersigned.

8. Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

9. Governing Law. This Release is deemed made and entered into in the State of Maine, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Maine, to the extent not preempted by federal law.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ____________________.

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